Exhibit 99.1

Contacts:	Dennard Lascar Investor Relations Ken Dennard / Natalie Hairston (713) 529-6600 STXB@dennardlascar.com

SPIRIT OF TEXAS BANCSHARES, INC. REPORTS

THIRD QUARTER 2021 FINANCIAL RESULTS

CONROE, TX – October 27, 2021 – Spirit of Texas Bancshares, Inc. (NASDAQ: STXB) (“Spirit,” the “Company,” “we,” “our,” or “us”), reported net income of $10.5 million in the third quarter of 2021, representing diluted earnings per share of $0.59, compared to net income of $7.1 million in the third quarter of 2020, representing diluted earnings per share of $0.41. Financial results for the third quarter of 2021 were favorably impacted by $2.2 million net accretion of deferred origination fees on Paycheck Protection Program (“PPP”) loans forgiven by the U.S. Small Business Administration (“SBA”) and lower provision expense due to improved credit quality of the loan portfolio.

Third Quarter 2021 Financial and Operational Highlights

•	Excluding the impact of PPP forgiveness, loans held for investment increased 11.8% annualized for the three months ended September 30, 2021.

•	Net interest margin for the third quarter of 2021 as reported and on a tax equivalent basis(1) was 3.92% and 4.00%, respectively.

•	Quarterly dividend increased to $0.12 per share from $0.09 per share.

•	At September 30, 2021, return on average assets was 1.33% on an annualized basis.

•	Book value per share increased to $22.49 and tangible book value per share(1) increased to $17.67 at September 30, 2021.

•	Total stockholders’ equity to total assets was 12.30% and tangible stockholders’ equity to tangible assets(1) was 9.92% at September 30, 2021.

“I would like to commend the Spirit team on another outstanding quarter of impressive financial and operational results,” Dean Bass, Spirit’s Chairman and Chief Executive Officer, stated. “We are excited to see the return of robust loan growth driven by an increased demand for our portfolio of service offerings. The overall economy continues to recover, which presents interesting opportunities for organic growth for Spirit in the short term. Our focus remains on generating non-interest income through our swap offerings while reducing non-interest expense as much as possible. We have completed the restructuring of our SBA department and anticipate earning premiums on loan sales beginning in the fourth quarter. These non-interest income streams are expected to replace the revenue generated from PPP fee income earned during the current year.

“Third quarter asset quality continued to improve with further reductions in nonperforming loans and lower charge off activity. Finally, we are pleased that our capital levels have grown stronger quarter after quarter, providing Spirit with a clear runway for growth opportunities in the coming quarters,” Mr. Bass concluded.

Loan Portfolio and Composition

During the third quarter of 2021, gross loans decreased to $2.25 billion as of September 30, 2021, a decrease of 0.85% from $2.27 billion as of June 30, 2021, and a decrease of 8.1% from $2.45 billion as of September 30, 2020. PPP loan forgiveness which has caused the overall decrease in loans should have less of an impact in future quarters as we work through a smaller population of loans seeking forgiveness. Excluding the effect of PPP loan forgiveness, the loan portfolio as of September 30, 2021 increased by $62.2 million, or 11.8% annualized from June 30, 2021. We currently see strong loan demand, which has allowed the current loan pipeline to remain at historically elevated levels. We anticipate robust loan growth in the fourth quarter and still expect to achieve our year over year growth target of 8% to 12%.

Asset Quality

Asset quality continues to strengthen with loans migrating into lower risk ratings during the third quarter of 2021 and with non-performing loans declining $1.3 million or 16.7% from the second quarter of 2021. Economic activity continues to improve and despite supply and labor shortages the majority of our borrowers have fully recovered from the COVID-19 pandemic. The provision for loan losses recorded for the third quarter of 2021 was $306 thousand, which served to decrease the allowance to $16.3 million, or 0.72% of the $2.25 billion in gross loans outstanding as of September 30, 2021. Provision expense for the third quarter of 2021 related primarily to the provisioning of new loans.

As of September 30, 2021, the nonperforming loans to loans held for investment ratio remains low at 0.28%, which decreased from 0.33% at June 30, 2021, and decreased from 0.36% as of September 30, 2020. Annualized net charge-offs were 10 basis points for the third quarter of 2021 compared to 20 basis points for the second quarter of 2021.

Deposits and Borrowings

Deposits totaled $2.67 billion as of September 30, 2021, an increase of 3.8% from $2.57 billion as of June 30, 2021, and an increase of 16.8% from $2.29 billion as of September 30, 2020. Noninterest-bearing demand deposits decreased $4.6 million, or 0.59%, from June 30, 2021, and increased $100.2 million, or 15.0%, from September 30, 2020. Noninterest-bearing demand deposits represented 28.7% of total deposits as of September 30, 2021, down from 30.0% of total deposits as of June 30, 2021, and down from 29.2% of total deposits as of September 30, 2020. Interest-bearing demand deposits as of September 30, 2021 increased $35.3 million, or 6.7%, from June 30, 2021, primarily due to increases in balances associated with accounts opened in conjunction with the PPP and Main Street Lending Program authorized by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and established by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) in response to the COVID-19 pandemic. Savings and money market accounts as of September 30, 2021 increased $91.2 million, or 14.0%, from June 30, 2021, due to our success in retaining and growing client relationships from COVID-19 related assistance programs. These increases were partially offset by a decrease in time deposits of $23.4 million, or 3.8%. The average cost of deposits was 0.28% for the third quarter of 2021, representing a 4 basis point decrease from the second quarter of 2021 and a 29 basis point decrease from the third quarter of 2020. The decrease in average cost of deposits was due primarily to the continued repricing of certificates of deposit and rate reductions in money market accounts.

Borrowings decreased by $39.8 million during the third quarter of 2021 to $79.3 million, due primarily to repayment of advances under the Paycheck Protection Program Liquidity Facility (the “PPPLF”) with the Federal Reserve. At September 30, 2021, we did not have any remaining borrowings under the PPPLF. Borrowings totaled 2.5% of total assets at September 30, 2021, compared to 3.9% at June 30, 2021 and 9.4% at September 30, 2020.

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Net Interest Margin and Net Interest Income

The net interest margin for the third quarter of 2021 was 3.92%, a decrease of 14 basis points from the second quarter of 2021 and an increase of 2 basis points from the third quarter of 2020. The tax equivalent net interest margin(1) for the third quarter of 2021 was 4.00%, a decrease of 14 basis points from the second quarter of 2021 and an increase of 3 basis points from the third quarter of 2020. Approximately $2.5 million of net deferred fees related to PPP loans remain unamortized at September 30, 2021. The yield on loans for the third quarter of 2021 was 5.09% compared to 5.30% at June 30, 2021.

Net interest income totaled $28.1 million for the third quarter of 2021, a decrease of 5.4% from $29.7 million for the second quarter of 2021. Interest income totaled $30.8 million for the third quarter of 2021, a decrease of 6.1% from $32.8 million for the second quarter of 2021. Interest and fees on loans decreased $2.1 million, or 6.6%, compared to the second quarter of 2021, and decreased by $1.0 million, or 3.2%, from the third quarter of 2020. Interest expense was $2.7 million for the third quarter of 2021, a decrease of 13.0% from $3.1 million for the second quarter of 2021 and a decrease of 37.8% from $4.3 million for the third quarter of 2020.

Noninterest Income and Noninterest Expense

Noninterest income totaled $3.3 million for the third quarter of 2021, compared to $3.9 million for the second quarter of 2021. This decrease was primarily driven by lower swap fees. Swap fees fluctuate from quarter to quarter; however, given anticipated rate hikes in 2022 and 2023, we anticipate an increased demand for these products in coming quarters.

Noninterest expense totaled $18.0 million in the third quarter of 2021, an increase of 7.4 % from $16.8 million in the second quarter of 2021, which was primarily due to increases in salaries and benefits expense.

The efficiency ratio was 57.5% in the third quarter of 2021, compared to 50.0% in the second quarter of 2021, and 62.2% in the third quarter of 2020. The third quarter of 2021 efficiency ratio continues to be assisted by net deferred PPP loan origination fees immediately recognized at the time of forgiveness by the SBA.

(1)

Tax Equivalent Net Interest Margin, Tangible Book Value Per Share, Tangible Stockholders’ Equity to Tangible Assets Ratio and certain PPP-related figures are all non-GAAP measures. In Spirit’s judgment, regarding Tax Equivalent Net Interest Margin, the fully tax equivalent basis is the preferred industry measurement basis for net interest margin and that it enhances comparability of net interest income arising from taxable and tax-exempt sources. Regarding Tangible Book Value Per Share and Tangible Stockholders’ Equity To Tangible Assets, Spirit believes that that these measures are important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing its tangible book value. Furthermore, Spirit believes that the PPP-related figures are important to investors due to the anticipated short-term nature of the PPP loans and the expected forgiveness in the coming quarters. The non-GAAP financial measures that we discuss in this earnings release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures discussed in this earnings release may differ from that of other banking organizations reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures Spirit has discussed in this earnings release when comparing such non-GAAP financial measures. Please see a reconciliation to the nearest respective GAAP measures at the end of this earnings release.

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Conference Call

Spirit of Texas Bancshares, Inc. has scheduled a conference call to discuss its third quarter 2021 financial results, which will be broadcast live over the Internet, on Thursday, October 28, 2021 at 11:00 a.m., Eastern Time / 10:00 a.m., Central Time. To participate in the call, dial 201-389-0867 and ask for the “Spirit of Texas” call at least 10 minutes prior to the start time, or access it live over the Internet at https://ir.sotb.com/news-events/ir-calendar. For those who cannot listen to the live call, a replay will be available through November 4, 2021, and may be accessed by dialing 201-612-7415 and using pass code 13724288#. Also, an archive of the webcast will be available shortly after the call at https://ir.sotb.com/news-events/ir-calendar for 90 days.

About Spirit of Texas Bancshares, Inc.

Spirit, through its wholly-owned subsidiary, Spirit of Texas Bank, SSB (the “Bank”), provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. The Bank has 38 locations in the Houston, Dallas/Fort Worth, Bryan/College Station, Austin, San Antonio-New Braunfels, Corpus Christi, Austin and Tyler metropolitan areas, along with offices in North Central and South Texas. Please visit https://www.sotb.com for more information.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended. Any statements about our expectations, beliefs, plans, predictions, protections, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. Forward-looking statements are typically, but not exclusively, identified by the use of forward-looking terminology such as “believes,” “expects,” “could,” “may,” “will,” “should,” “seeks,” “likely,” “intends” “plans,” “pro forma,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Factors that could cause our actual results to differ materially from those described in the forward-looking statements include, among others: (i) changes in general business, industry or economic conditions, or competition; (ii) the impact of the ongoing COVID-19 pandemic on the Bank’s business, including the impact of actions taken by governmental and regulatory authorities in response to such pandemic, such as the CARES Act and the programs established thereunder, and the Bank’s participation in such programs, (iii) changes in any applicable law, rule, regulation, policy, guideline, or practice governing or affecting bank holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; (iv) adverse changes or conditions in capital and financial markets; (v) changes in interest rates; (vi) higher-than-expected costs or other difficulties related to integration of combined or merged businesses; (vii) the inability to realize expected cost savings or achieve other anticipated benefits in connection with business combinations and other acquisitions; (viii) changes in the quality or composition of our loan and investment portfolios; (ix) adequacy of loan loss reserves; (x) increased competition; (xi) loss of certain key officers; (xii) continued relationships with major customers; (xiii) deposit attrition; (xiv) rapidly changing technology; (xv) unanticipated regulatory or judicial proceedings and liabilities and other costs; (xvi) changes in the cost of funds, demand for loan products, or demand for financial services; (xvii) other economic, competitive, governmental, or technological factors affecting our operations, markets, products, services, and prices; and (xviii) our success at managing the foregoing

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items. For a discussion of additional factors that could cause our actual results to differ materially from those described in the forward-looking statements, please see the risk factors discussed in our most recent Annual Report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 5, 2021, and our other filings with the SEC.

While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. All forward-looking statements are necessarily only estimates of future results. Accordingly, actual results may differ materially from those contemplated, expressed in or implied by the particular forward-looking statement due to additional risks and uncertainties of which the Company is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, we can give no assurance that the results contemplated in the forward-looking statements will be realized and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law. All forward-looking statements, express or implied, included in this press release are qualified in their entirety by this cautionary statement.

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SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020

	(Dollars in thousands, except per share data)
Interest income:
Interest and fees on loans	$28,940	$30,995	$29,829	$32,682	$29,901
Interest and dividends on investment securities	1,766	1,641	1,115	914	465
Other interest income	52	118	225	101	115

Total interest income	30,758	32,754	31,169	33,697	30,481

Interest expense:
Interest on deposits	1,798	2,081	2,327	2,726	3,392
Interest on FHLB advances and other borrowings	858	972	1,003	1,099	875

Total interest expense	2,656	3,053	3,330	3,825	4,267

Net interest income	28,102	29,701	27,839	29,872	26,214
Provision for loan losses	306	1,349	1,086	4,417	2,831

Net interest income after provision for loan losses	27,796	28,352	26,753	25,455	23,383

Noninterest income:
Service charges and fees	1,612	1,539	1,434	1,554	1,525
SBA loan servicing fees, net	165	203	324	307	619
Mortgage referral fees	337	384	274	347	428
Swap referral fees	400	127	430	614	494
Gain on sales of loans, net	—	—	254	4,026	494
Gain (loss) on sales of investment securities	—	—	5	—	1,031
Swap fees	687	1,411	121	1,746	—
Other noninterest income	84	194	(223)	186	228

Total noninterest income	3,285	3,858	2,619	8,780	4,819

Noninterest expense:
Salaries and employee benefits	11,022	9,603	9,220	10,656	11,365
Occupancy and equipment expenses	2,360	2,354	2,662	2,749	2,222
Professional services	570	457	524	521	555
Data processing and network	910	931	1,229	1,379	1,002
Regulatory assessments and insurance	449	483	535	549	517
Amortization of intangibles	755	755	823	879	919
Advertising	103	47	78	74	333
Marketing	56	70	93	60	18
Telephone expense	600	599	499	560	563
Conversion expense	—	—	—	16	279
Other operating expenses	1,207	1,486	971	984	1,520

Total noninterest expense	18,032	16,785	16,634	18,427	19,293

Income before income tax expense	13,049	15,425	12,738	15,808	8,909
Income tax expense	2,593	3,015	2,652	3,353	1,821

Net income	$10,456	$12,410	$10,086	$12,455	$7,088

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Consolidated Balance Sheets

(Unaudited)

	As of
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
	(Dollars in thousands)
Assets:
Cash and due from banks	$74,258	$57,651	$28,879	$31,396	$29,345
Interest-bearing deposits in other banks	161,073	82,448	40,687	231,638	121,739

Total cash and cash equivalents	235,331	140,099	69,566	263,034	151,084

Time deposits in other banks	—	—	—	—	—
Investment securities:
Available for sale securities, at fair value	421,311	434,223	442,576	212,420	119,814
Equity investments, at fair value	23,830	23,877	23,741	24,000	—

Total investment securities	445,141	458,100	466,317	236,420	119,814

Loans held for sale	6,196	3,220	1,192	1,470	4,287
Loans:
Loans held for investment	2,252,734	2,272,089	2,430,594	2,388,532	2,452,353
Less: allowance for loan and lease losses	(16,268)	(16,527)	(16,314)	(16,026)	(12,207)

Loans, net	2,236,466	2,255,562	2,414,280	2,372,506	2,440,146

Premises and equipment, net	78,513	79,408	81,379	83,348	82,734
Accrued interest receivable	7,819	9,071	10,588	11,199	11,612
Other real estate owned and repossessed assets	—	140	—	133	302
Goodwill	77,681	77,681	77,681	77,681	77,681
Core deposit intangible	5,485	6,240	6,995	7,818	8,698
SBA servicing asset	2,311	2,567	2,821	2,953	3,051
Deferred tax asset, net	1,893	1,962	2,213	1,085	494
Bank-owned life insurance	36,345	31,161	16,057	15,969	15,878
Federal Home Loan Bank and other bank stock, at cost	5,740	5,734	5,727	5,718	5,709
Right of use assets	5,085	5,569	6,058	—	—
Other assets	10,246	8,241	9,338	5,425	3,580

Total assets	$3,154,252	$3,084,755	$3,170,212	$3,084,759	$2,925,070

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Transaction accounts:
Noninterest-bearing	$767,445	$772,032	$800,233	$727,543	$667,199
Interest-bearing	1,318,432	1,192,067	1,149,781	1,092,934	940,930

Total transaction accounts	2,085,877	1,964,099	1,950,014	1,820,477	1,608,129
Time deposits	584,699	608,073	647,536	638,658	679,387

Total deposits	2,670,576	2,572,172	2,597,550	2,459,135	2,287,516
Accrued interest payable	776	860	1,160	1,303	1,321
Short-term borrowings	—	—	—	10,000	10,000
Long-term borrowings	79,260	119,052	191,687	242,020	267,746
Operating lease liability	5,228	5,730	6,231	—	—
Other liabilities	10,563	9,173	7,827	11,522	6,966

Total liabilities	2,766,403	2,706,987	2,804,455	2,723,980	2,573,549

Stockholders’ Equity:
Common stock	302,392	301,202	300,591	298,850	298,509
Retained earnings	104,500	96,111	85,246	76,683	65,783
Accumulated other comprehensive income (loss)	(2,188)	(2,690)	(3,225)	1,005	(237)
Treasury stock	(16,855)	(16,855)	(16,855)	(15,759)	(12,534)

Total stockholders’ equity	387,849	377,768	365,757	360,779	351,521

Total liabilities and stockholders’ equity	$3,154,252	$3,084,755	$3,170,212	$3,084,759	$2,925,070

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Loan Composition

(Unaudited)

	As of
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
	(Dollars in thousands)
Loans:
Commercial and industrial loans (1)(2)	$458,873	$535,746	$699,896	$574,986	$690,009
Real estate:
1-4 single family residential loans	364,896	356,503	348,908	364,139	373,220
Construction, land and development loans	364,513	345,420	344,557	415,488	402,476
Commercial real estate loans (including multifamily)	997,512	964,313	964,342	956,743	906,134
Consumer loans and leases	7,505	8,307	9,619	11,738	12,977
Municipal and other loans	59,435	61,800	63,272	65,438	67,537

Total loans held in portfolio	$2,252,734	$2,272,089	$2,430,594	$2,388,532	$2,452,353

(1)

Balance includes $58.0 million, $64.9 million, $67.4 million, $70.8 million, and $72.7 million, of the unguaranteed portion of SBA loans as of September 30, 2021, June 30, 2021, March 31, 2021, December 31, 2020, and September 30, 2020, respectively.

(2)

Balance includes $106.2 million, $188.3 million, $366.5 million, $276.1 million, and $421.1 million, of PPP loans as of September 30, 2021, June 30, 2021, March 31, 2021, December 31, 2020, and September 30, 2020, respectively.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Deposit Composition

(Unaudited)

		As of
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
			(Dollars in thousands)
Deposits:
Noninterest-bearing demand deposits	$767,445	$772,032	$800,233	$727,543	$667,199
Interest-bearing demand deposits	564,790	529,512	485,863	472,075	391,396
Interest-bearing NOW accounts	10,668	10,763	9,904	10,288	8,655
Savings and money market accounts	742,974	651,791	654,014	610,571	540,879
Time deposits	584,699	608,074	647,536	638,658	679,387

Total deposits	$2,670,576	$2,572,172	$2,597,550	$2,459,135	$2,287,516

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Average Balances and Yields

(Unaudited)

	Three Months Ended
	September 30, 2021			September 30, 2020
	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	$124,175	$52	0.17%	$134,573	$101	0.30%
Loans, including loans held for sale (2)	2,257,297	28,940	5.09%	2,436,667	29,901	4.87%
Investment securities and other	463,467	1,766	1.51%	93,115	479	2.04%

Total interest-earning assets	2,844,939	30,758	4.29%	2,664,355	30,481	4.54%

Noninterest-earning assets	270,259			265,462

Total assets	$3,115,198			$2,929,817

Interest-bearing liabilities:
Interest-bearing demand deposits	$546,530	$166	0.12%	$375,421	$176	0.19%
Interest-bearing NOW accounts	10,869	1	0.05%	14,644	7	0.19%
Savings and money market accounts	715,338	612	0.34%	541,681	621	0.45%
Time deposits	596,378	1,019	0.68%	713,618	2,588	1.44%
FHLB advances and other borrowings	89,012	858	3.82%	211,214	875	1.64%

Total interest-bearing liabilities	1,958,127	2,656	0.54%	1,856,578	4,267	0.91%

Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing demand deposits	757,683			715,783
Other liabilities	16,809			8,451
Stockholders’ equity	382,579			349,005

Total liabilities and stockholders’ equity	$3,115,198			$2,929,817

Net interest rate spread			3.75%			3.63%

Net interest income and margin		$28,102	3.92%		$26,214	3.90%

Net interest income and margin (tax equivalent)(3)		$28,655	4.00%		$26,660	3.97%

(1)	Average balances presented are derived from daily average balances.
(2)	Includes loans on nonaccrual status.
(3)

In order to make pretax income and resultant yields on tax-exempt loans comparable to those on taxable loans, a tax-equivalent adjustment has been computed using a federal tax rate of 21% for the three months ended September 30, 2021 and September 30, 2020, respectively.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Average Balances and Yields

(Unaudited)

	Three Months Ended
	September 30, 2021			June 30, 2021
	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate

	(Dollars in thousands)			(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	124,175	$52	0.17%	$115,322	$40	0.14%
Loans, including loans held for sale (2)	2,257,297	28,940	5.09%	2,347,636	30,995	5.30%
Investment securities and other	463,467	1,766	1.51%	469,365	1,719	1.47%

Total interest-earning assets	2,844,939	30,758	4.29%	2,932,323	32,754	4.48%

Noninterest-earning assets	270,259			241,133

Total assets	$3,115,198			$3,173,456

Interest-bearing liabilities:
Interest-bearing demand deposits	$546,530	$166	0.12%	$518,240	$159	0.12%
Interest-bearing NOW accounts	10,869	1	0.05%	10,572	1	0.05%
Savings and money market accounts	715,338	612	0.34%	667,434	691	0.42%
Time deposits	596,378	1,019	0.68%	622,390	1,230	0.79%
FHLB advances and other borrowings	89,012	858	3.82%	184,472	972	2.11%

Total interest-bearing liabilities	1,958,127	2,656	0.54%	2,003,108	3,053	0.61%

Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing demand deposits	757,683			782,158
Other liabilities	16,809			281
Stockholders’ equity	382,579			387,909

Total liabilities and stockholders’ equity	$3,115,198			$3,173,456

Net interest rate spread			3.75%			3.87%

Net interest income and margin		$28,102	3.92%		$29,701	4.06%

Net interest income and margin (tax equivalent)(3)		$28,655	4.00%		$30,262	4.14%

(1)	Average balances presented are derived from daily average balances.
(2)	Includes loans on nonaccrual status.
(3)

In order to make pretax income and resultant yields on tax-exempt loans comparable to those on taxable loans, a tax-equivalent adjustment has been computed using a federal tax rate of 21% for the three months ended September 30, 2021 and June 30, 2021, respectively.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measures - Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share

(Unaudited)

	As of or for the Three Months Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020

	(Dollars in thousands, except per share data)
Basic and diluted earnings per share - GAAP basis:
Net income available to common stockholders	$10,456	$12,410	$10,086	$12,455	$7,088

Weighted average number of common shares - basic	17,200,611	17,152,217	17,103,981	17,168,091	17,340,898
Weighted average number of common shares - diluted	17,651,298	17,627,958	17,518,029	17,336,484	17,383,427
Basic earnings per common share	$0.61	$0.72	$0.59	$0.73	$0.41

Diluted earnings per common share	$0.59	$0.70	$0.58	$0.72	$0.41

Basic and diluted earnings per share - Non-GAAP basis:
Net income	$10,456	$12,410	$10,086	$12,455	$7,088
Pre-tax adjustments:
Noninterest income
Gain on sale of investment securities	—	—	(5)	—	(1,031)
Noninterest expense
Merger related expenses	—	—	—	24	342
Taxes:
NOL Carryback	—	—	—		—
Tax effect of adjustments	—	—	1	(5)	145

Adjusted net income	$10,456	$12,410	$10,082	$12,474	$6,544

Weighted average number of common shares - basic	17,200,611	17,152,217	17,103,981	17,168,091	17,340,898
Weighted average number of common shares - diluted	17,651,298	17,627,958	17,518,029	17,336,484	17,383,427
Basic earnings per common share - Non-GAAP basis	$0.61	$0.72	$0.59	$0.73	$0.38

Diluted earnings per common share - Non-GAAP basis	$0.59	$0.70	$0.58	$0.72	$0.38

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measures - Net Interest Margin on a Fully Taxable Equivalent Basis

(Unaudited)

	As of or for the Three Months Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
	(Dollars in thousands, except per share data)
Net interest margin - GAAP basis:
Net interest income	$28,102	$29,701	$27,839	$29,872	$26,214
Average interest-earning assets	2,844,939	2,932,323	2,867,099	2,716,596	2,664,355
Net interest margin	3.92%	4.06%	3.94%	4.36%	3.90%
Net interest margin - Non-GAAP basis:
Net interest income	$28,102	$29,701	$27,839	$29,872	$26,214
Plus:
Impact of fully taxable equivalent adjustment	553	561	329	512	446

Net interest income on a fully taxable equivalent basis	$28,655	$30,262	$28,168	$30,384	$26,660

Average interest-earning assets	2,844,939	2,932,323	2,867,099	2,716,596	2,664,355
Net interest margin on a fully taxable equivalent basis - Non-GAAP basis	4.00%	4.14%	3.98%	4.44%	3.97%

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measures - Tangible Book Value Per Share

(Unaudited)

	As of
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020

	(Dollars in thousands, except per share data)
Total stockholders’ equity	$387,849	$377,768	$365,757	$360,779	$351,521

Less:
Goodwill and other intangible assets	83,166	83,921	84,676	85,499	86,379

Tangible stockholders’ equity	$304,683	$293,847	$281,081	$275,280	$265,142

Shares outstanding	17,242,487	17,164,103	17,136,553	17,081,831	17,316,313
Book value per share	$22.49	$22.01	$21.34	$21.12	$20.30
Less:
Goodwill and other intangible assets per share	$4.82	$4.89	$4.94	5.01	4.99

Tangible book value per share	$17.67	$17.12	$16.40	$16.11	$15.31

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measures - Tangible Equity to Tangible Assets

(Unaudited)

	As of
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020

	(Dollars in thousands)
Total stockholders’ equity to total assets - GAAP basis:
Total stockholders’ equity (numerator)	$387,849	$377,768	$365,757	$360,779	$351,521
Total assets (denominator)	3,154,252	3,084,755	3,170,212	3,084,759	2,925,070
Total stockholders’ equity to total assets	12.30%	12.25%	11.54%	11.70%	12.02%
Tangible equity to tangible assets - Non-GAAP basis:
Tangible equity:
Total stockholders’ equity	$387,849	$377,768	$365,757	$360,779	$351,521
Less:
Goodwill and other intangible assets	83,166	83,921	84,676	85,499	86,379

Total tangible common equity (numerator)	$304,683	$293,847	$281,081	$275,280	$265,142

Tangible assets:
Total assets	3,154,252	3,084,755	3,170,212	3,084,759	2,925,070
Less:
Goodwill and other intangible assets	83,166	83,921	84,676	85,499	86,379

Total tangible assets (denominator)	$3,071,086	$3,000,834	$3,085,536	$2,999,260	$2,838,691

Tangible equity to tangible assets	9.92%	9.79%	9.11%	9.18%	9.34%